PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:   Joseph F. Spanier
           Vice President & Chief Financial Officer
           908-688-2440

               TRANSTECHNOLOGY REPORTS 15% SALES INCREASE AND 84%
                  INCREASE IN OPERATING INCOME FOR FISCAL 2003
                       OPERATIONAL RESTRUCTURING COMPLETED
--------------------------------------------------------------------------------

Union, New Jersey - May 5, 2003 - TransTechnology Corporation (NYSE:TT) today reported that sales from continuing operations for the fiscal year ended March 31, 2003, increased 15% to $55.0 million from $47.8 million in the prior fiscal year. Exclusive of non-recurring or unusual charges and gains associated with derivatives, income from continuing operations before interest and taxes increased 84% to $8.0 million from $4.3 million in the prior year. The reported loss for fiscal 2003 from continuing operations was $3.9 million, or $0.61 per share inclusive of $8.3 million of non-recurring or unusual charges and a $2.0 million, non-cash gain from financial derivatives associated with a change in the value of warrants to purchase the company's stock during the year. This compared with a reported loss from continuing operations of $2.2 million, or $0.36 per share, for fiscal 2002 that included $3.0 million in non-recurring or unusual pre-tax charges associated with forbearance fees, the corporate office restructuring and a gain on the sale of real estate.

Reported net income for fiscal 2003, including a gain from discontinued operations of $13.1 million, or $2.08 per share, was $9.2 million, or $1.47 per share. For the prior fiscal year, the company reported a net loss of $71.8 million, or $11.61 per share, including a loss from discontinued operations of $69.6 million, or $11.25 per share.

Non-recurring and unusual items included in the full-year results for fiscal 2003 were comprised of: $2.7 million in charges associated with the reorganization of the corporate office staff; $3.7 million in prepayment penalties and the write-off of previously capitalized fees related to the early payment of subordinated debt; $0.8 million of forbearance fees paid to the company's former senior lenders; $0.7 million of costs associated with the company's efforts to restructure its balance sheet; and $0.4 million associated with a product liability claim from a business sold several years ago. The latter two items are included in fiscal 2003's corporate office expenses.

Income from continuing operations before interest, taxes, depreciation and amortization (EBITDA) rose 42% to $9.4 million from last year's $6.7 million. Interest expense allocated to continuing operations, the largest non-operating use of cash, increased to $9.2 million in fiscal 2003 from $4.9 million in fiscal 2002. Total interest expense, including that portion allocated to discontinued operations, decreased from $25.1 million in fiscal 2002 to $15.4 million in fiscal 2003.

TRANSTECHNOLOGY CORPORATION - MAY 5, 2003
FISCAL 2003 FOURTH QUARTER EARNINGS RELEASE                         PAGE 2 OF 8
--------------------------------------------------------------------------------



Fiscal fourth-quarter 2003 revenues of $13.7 million were up 11.6% from $12.3 million in the fourth quarter a year ago. Income from continuing operations, before interest and taxes and non-recurring or unusual charges and gains associated with derivatives, decreased 61% to $0.8 million for the quarter from $2.2 million in the prior-year period. The decline was attributable to the inclusion of $1.4 million of gross profit from inventory adjustments in the fourth quarter of fiscal 2002 and the recognition of $1.1 million of non-recurring costs included in corporate office expense in the recently completed fourth quarter. Excluding the impact of these unusual items in both periods, fourth-quarter 2003 income from continuing operations before interest and taxes was level with last year's fourth quarter. The loss from continuing operations for the fourth quarter of fiscal 2003 was $3.5 million, primarily the result of the non-recurring or unusual charges discussed above, compared to income from continuing operations of $1.7 million in the prior year's fourth quarter. Interest expense allocated to continuing operations in the fourth quarter of fiscal 2003 rose to $2.6 million from $0.7 million in last year's fourth quarter, even though total interest expense paid in the quarter declined to $3.7 million from $4.3 million in the prior year. Net income for fiscal 2003's fourth quarter was $18.0 million or $2.71 per share, including a gain from discontinued operations of $21.4 million, primarily from the sale of Norco. Last year's fourth quarter net loss of $11.8 million included a loss from discontinued operations of $13.4 million which was the result of losses realized or anticipated on business units being sold through the divestiture program.

Income from discontinued operations in fiscal 2003 of $13.1 million included operating income from discontinued businesses of $7.0 million and a $28.5 million gain from the sale of the company's Norco subsidiary. These gains were partially offset by an allocated interest expense of $6.3 million; a $1.4 million non-cash charge to recognize increased loss reserves associated with units previously divested; a $4.6 million non-cash adjustment to the Cumulative Translation Adjustment account associated with foreign currency translation losses of formerly owned subsidiaries (previously accounted for as a reduction to equity); and a tax expense of $3.1 million. The $69.6 million loss from discontinued operations reported for fiscal 2002 included losses anticipated upon the sale of the various retaining rings businesses (the last of which were sold in the second quarter of fiscal 2003), and the operating income and interest expense associated with the industrial products segment through the anticipated closing dates of the divestitures of those units, and the accrual of certain phase-out costs through the completion of the restructuring process.

DIVESTITURE PROGRAM COMPLETED

The sale of substantially all of the assets and business of the Norco Inc. subsidiary on February 24, 2003, for $52 million completed the divestiture program. Proceeds from the sale were used to retire all of the debt outstanding under the company's senior credit lines and to substantially reduce its outstanding subordinated debt. As a result of the divestiture program, total debt as of March 31, 2003 was $53.5 million, less than half of the $107.6 million outstanding at the start of the fiscal year while the cash position had increased to $7.0 million from less than $0.1 million twelve months earlier.

AFTERMARKET AND NEW PRODUCTS DRIVE GROWTH IN CONTINUING OPERATIONS

A favorable mix of repair and overhaul business to new equipment deliveries and shipments of the HLU-196 Munitions Hoist to the U.S. Navy resulted in strong sales growth for the fiscal year. Almost 95% of the company's sales in fiscal 2003 were to the U.S. or foreign military or government agencies on a sole-source basis. New orders received during the fourth quarter were $17.1 million, resulting in full fiscal year bookings of $67.3 million compared with $52.4 million in the prior fiscal year and $9.1 million in last year's fourth quarter. The company's book-to-bill ratio for the fourth quarter was 1.25, compared with just 0.74 in last year's fourth quarter, while full-year book-to-bill improved to 1.22 for fiscal 2003 from 1.10 in fiscal 2002. The company's backlog increased by 8% or $3.4 million during the final three months of fiscal 2003 to $46.2 million, 37% or $12.4 million above the $33.8 million of a year earlier.

TRANSTECHNOLOGY CORPORATION - MAY 5, 2003
FISCAL 2003 FOURTH QUARTER EARNINGS RELEASE                         PAGE 3 OF 8
--------------------------------------------------------------------------------

Robert L. G. White, Chief Executive Officer of the company, said, "Refocusing our resources solely upon our Breeze-Eastern division has provided strong operating results. Fiscal 2003 yielded our fourth consecutive year of growth in revenues and operating income at the business unit level and generally gave us a year that exceeded our expectations A stronger than forecast aftermarket sales component combined with our anticipated strong sales of the new HLU-196 Bomb Hoist and other new equipment combined to give us a gross margin far greater than originally budgeted. The record volume of new orders received is the result of our focus on the development of new products and innovative enhancements to existing ones coupled with an absolute commitment to superior customer service. This strength in new orders allows us to enter fiscal 2004 with an all-time high backlog, a strong indicator of our outlook for the future."

Mr. White continued, "Fourth-quarter results continued to reflect the success of efforts to reduce our selling, general and administrative expenses, especially at the corporate office level. Corporate office expenses for the final three months of the fiscal year, adjusted to exclude the previously noted costs of a product liability claim for a business disposed of several years ago and the costs of our restructuring, were less than $1.0 million, right on plan. As the final changes in our corporate office staffing are realized in fiscal 2004, we expect to achieve a corporate office expense level of $0.7 million per quarter, or approximately $3.0 million per year."

Joseph F. Spanier, Vice President and Chief Financial Officer, said, "Our divestiture program has succeeded in substantially de-leveraging our company. At March 31, 2003, we had no outstanding senior debt, held approximately $7.0 million in cash, and had subordinated debt of $53.3 million outstanding. Our total leverage at the end of the year, net of cash, was approximately 4.9 times EBITDA, compared to our peak leverage ratio which approached 7 times EBITDA earlier in our restructuring efforts.

"Under the required accounting treatment with regard to the financial derivatives associated with the outstanding warrants held by our subordinated debt holders and a related put, we recognized $2.0 million of non-cash non-taxable income during the fourth quarter and full fiscal year of 2003. The provisions of the amended warrants that provide their holders the ability to `put' the warrants to the company for $5 per share will expire during the first quarter of fiscal 2004 ending June 30, 2003. Therefore, we do not anticipate that any further gains or losses will be recognized as a result of this derivative."

Mr. Spanier continued, "The maximum cash exposure of the company related to these warrants and their put rights, if any, is $2.1 million. The interest rate on our subordinated debt increased to 18.25% effective March 31, 2003, with cash interest remaining at 13% and the payment in kind (PIK) rate going to 5.25% from 5%. Until the subordinated debt is repaid in full, the PIK rate will increase 0.25% at the end of each quarter.

"Our primary financial focus in the new fiscal year will be to reduce the impact of the high interest rates we are paying. At the rates required under our existing subordinated debt, which will average 18.5% for fiscal 2004, we will incur approximately $10 million in interest expense during fiscal 2004. We are continuing to work with a new group of prospective lenders and our advisors in order to restructure our balance sheet in a way that will enhance our earnings and free cash flow per share and significantly improve the strength of our balance sheet. With the strong operational targets established by our management team, we are confident we will be successful," Mr. Spanier concluded.

FISCAL 2004 TARGETS

Mr. White stated, "Now that we have completed the restructuring of our operations and our divestiture program, we can address the future of our company in a more focused fashion. Our vision for the future is that TransTechnology will be recognized as the pre-eminent designer, manufacturer and service provider of sophisticated lifting equipment for the Aerospace and Defense markets. Our business model is to command market leadership through design,

TRANSTECHNOLOGY CORPORATION - MAY 5, 2003
FISCAL 2003 FOURTH QUARTER EARNINGS RELEASE                         PAGE 4 OF 8
--------------------------------------------------------------------------------

engineering and superior customer service; to maintain operating agility with a focus on cash generation; and to keep our high-quality people challenged as to personal growth and sustained performance. We will measure our success by our ability to achieve our goal, to double sales and EBITDA over the next five years, initially through organic growth, and, in later years, including acquisitions of niche products and technologies."

Mr. White continued, "We are entering the new fiscal year with a record backlog and a number of new programs in negotiation. As a result, we have established a sales target of $64 million for fiscal 2004, a 16% increase from fiscal 2003. Although we expect aftermarket sales to be at the same level as 2003, because we will be shipping a significantly higher amount of new equipment we anticipate a shift in our more profitable aftermarket sales from 53% of total revenues in fiscal 2003 to 43% in fiscal 2004. As a result, we expect to see our gross margin decline from the 44% level of the past two fiscal years to 38% in fiscal 2004. While the shift in mix will have a negative impact on the gross margin in the short term, the shipment of substantial amounts of new product into the market lays the foundation for increased aftermarket sales in the future. The decline in our gross margin, however, should be more than offset by a significant reduction in corporate office expenses, yielding targeted fiscal 2004 operating income of $11 million, a 57% increase from fiscal 2003. Since we have a $52 million net operating loss carry-forward, we will not be required to pay federal income taxes on any fiscal 2004 profits, but we will recognize, for EPS purposes, a full federal and state income tax burden of 38%. Our fiscal 2004 capital spending program, budgeted at $1.3 million, is higher than in past years as we expect to implement a new ERP system during fiscal 2004 and 2005. Although depreciation and amortization of $1.9 million for fiscal 2004 are expected to be significantly less than in 2003, targeted EBITDA for fiscal 2004 is approximately $13 million, a 38% increase when compared with fiscal 2003's reported $9.4 million."

Mr. White continued, "As Mr. Spanier noted previously, our current credit agreements would require fiscal 2004 interest expense of approximately $10 million, or $0.98 per share. As a result of our focus on reducing the impact of this high-interest burden in a way that would be highly additive to both earnings and cash flow per share, we cannot at this time establish an EPS target. As our refinancing efforts crystallize, we will be able to offer more insight. All-in-all, however, we are looking forward to a very good year in fiscal 2004, and we hope to deliver a significant improvement in shareholder value as a result."

NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the company also discloses EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow, which are non-GAAP measures. Management believes that providing this additional information is useful to investors, as it provides more direct information regarding the company's ability to meet debt service requirements and so that investors may better assess and understand the company's underlying operating performance. The company does not intend for the additional information to be considered in isolation or as a substitute for GAAP measures. A reconciliation of EBITDA to operating income and the calculation of free cash flow are set forth following the balance sheet information in the financial statements contained in this press release.

Separately, the company reported that the New York Stock Exchange (NYSE) has notified it that the company has fallen below the NYSE continued listing standards requiring total market capitalization of not less than $50 million over a 30-day trading period and total stockholders' equity of not less than $50 million. The company will be submitting to the NYSE a plan to comply with the listing standards. If the NYSE accepts the plan, the company will be subject to quarterly monitoring for compliance with the plan goals and targets. If the NYSE does not accept the plan, the company will be subject to delisting from the NYSE. In the event of delisting from the NYSE, the Company believes an alternate trading venue would be available.

TRANSTECHNOLOGY CORPORATION - MAY 5, 2003
FISCAL 2003 FOURTH QUARTER EARNINGS RELEASE                         PAGE 5 OF 8
--------------------------------------------------------------------------------


TransTechnology Corporation, operating as Breeze-Eastern, is the world's leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoist, cargo hooks, and weapons-lifting systems. The company employs approximately 180 people at its facility in Union, New Jersey.

--------------------------------------------------------------------------------
                  INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

  CERTAIN STATEMENTS IN THIS PRESS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "ACTS"). ANY STATEMENTS CONTAINED HEREIN THAT ARE NOT STATEMENTS OF HISTORICAL FACT ARE DEEMED TO BE FORWARD-LOOKING STATEMENTS.

  THE FORWARD-LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED ON CURRENT BELIEFS, ESTIMATES AND ASSUMPTIONS CONCERNING THE OPERATIONS, FUTURE RESULTS, AND PROSPECTS OF THE COMPANY. AS ACTUAL OPERATIONS AND RESULTS MAY MATERIALLY DIFFER FROM THOSE ASSUMED IN FORWARD-LOOKING STATEMENTS, THERE IS NO ASSURANCE THAT FORWARD-LOOKING STATEMENTS WILL PROVE TO BE ACCURATE. FORWARD-LOOKING STATEMENTS ARE SUBJECT TO THE SAFE HARBORS CREATED IN THE ACTS.

  ANY NUMBER OF FACTORS COULD AFFECT FUTURE OPERATIONS AND RESULTS, INCLUDING, WITHOUT LIMITATION, THE COMPANY'S ABILITY TO BE PROFITABLE WITH A SMALLER AND LESS DIVERSE BASE OF OPERATIONS THAT WILL GENERATE LESS REVENUE; THE COMPANY'S ABILITY TO SATISFY THE LISTING REQUIREMENTS OF THE NYSE OR ANY OTHER NATIONAL EXCHANGE ON WHICH ITS SHARES ARE OR WILL BE LISTED OR OTHERWISE PROVIDE A TRADING VENUE FOR ITS SHARES; THE VALUE OF REPLACEMENT OPERATIONS, IF ANY; DETERMINATION BY THE COMPANY TO DISPOSE OF ADDITIONAL EXISTING ASSETS; GENERAL INDUSTRY AND ECONOMIC CONDITIONS; EVENTS IMPACTING THE U.S. AND WORLD FINANCIAL MARKETS AND ECONOMIES; INTEREST RATE TRENDS; CAPITAL REQUIREMENTS; COMPETITION FROM OTHER COMPANIES; CHANGES IN APPLICABLE LAWS, RULES AND REGULATIONS AFFECTING THE COMPANY IN THE LOCATIONS IN WHICH IT CONDUCTS ITS BUSINESS; THE AVAILABILITY OF EQUITY AND/OR DEBT FINANCING IN THE AMOUNTS AND ON THE TERMS NECESSARY TO SUPPORT THE COMPANY'S FUTURE BUSINESS; AND THOSE SPECIFIC RISKS THAT ARE DISCUSSED IN THE COMPANY'S PREVIOUSLY FILED ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2002.

  THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION OR FUTURE EVENTS.

--------------------------------------------------------------------------------

TRANSTECHNOLOGY CORPORATION - MAY 5, 2003
FISCAL 2003 FOURTH QUARTER EARNINGS RELEASE                         PAGE 6 OF 8
--------------------------------------------------------------------------------


                           TransTechnology Corporation
                      STATEMENTS OF CONSOLIDATED OPERATIONS
                   (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)

                                                       Three Months Ended                  Twelve Months Ended
                                                    03/31/03          03/31/02          03/31/03          03/31/02

Net sales                                         $    13,693       $    12,266       $    54,996       $    47,786
Cost of sales                                           8,294             5,546            30,426            26,900
                                                  -----------       -----------       -----------       -----------
      Gross profit                                      5,399             6,720            24,570            20,886

General, administrative and selling
    expenses                                            5,720             4,757            17,605            16,807
Interest expense                                        2,620               726             9,158             4,931
Interest and other expense (income)- net                 (100)           (1,524)               18            (1,536)
Unrealized gain on warrants                            (1,958)             --              (1,967)             --
Forbearance fees                                         --                  46               764             2,651
Charges related to debt reduction                       3,735              --               3,735              --

Corporate office restructuring charge                   2,181              --               2,696             1,629
                                                  -----------       -----------       -----------       -----------
     Income (loss) from continuing
       operations before income taxes                  (6,799)            2,715            (7,439)           (3,596)
Provision for income taxes (benefit)                   (3,349)            1,032            (3,574)           (1,366)
                                                  -----------       -----------       -----------       -----------
Income (loss) from continuing operations               (3,450)            1,683            (3,865)           (2,230)

Discontinued operations:
Income from sale of businesses and income
from operations of discontinued
businesses (less applicable income taxes
of $8,012 for the twelve month
period ended March 31, 2002)                             --                --                --              16,414

Gain (loss) on disposal of discontinued
businesses (less applicable income taxes
(benefits) of $6,181 and $3,083 for the
three and twelve month periods ended
March 31, 2003 and ($2,422) and
($40,271) for the three and twelve month
periods ended March 31, 2002
respectively)                                          21,420           (13,449)           13,099           (85,965)
                                                  -----------       -----------       -----------       -----------

Net income (loss)                                 $    17,970       $   (11,766)      $     9,234       $   (71,781)
                                                  ===========       ===========       ===========       ===========

BASIC EARNINGS (LOSS) PER SHARE:

Earnings (loss) from continuing operations        $     (0.52)      $      0.27       $     (0.61)            (0.36)
Earnings (loss) from discontinued operations             3.23             (2.17)             2.08            (11.25)
                                                  -----------       -----------       -----------       -----------
Net income (loss)                                 $      2.71       $     (1.90)      $      1.47       $    (11.61)
                                                  ===========       ===========       ===========       ===========

DILUTED EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations        $     (0.52)      $      0.27       $     (0.61)      $     (0.36)
Earnings (loss) from discontinued operations             3.23             (2.16)             2.08            (11.25)
                                                  -----------       -----------       -----------       -----------
Net income (loss)                                 $      2.71       $     (1.89)      $      1.47       $    (11.61)
                                                  ===========       ===========       ===========       ===========

Weighted average basic shares                       6,628,000         6,188,000         6,303,000         6,181,000
Weighted average diluted shares                     6,628,000         6,230,000         6,303,000         6,181,000

TRANSTECHNOLOGY CORPORATION -MAY 5, 2003
FISCAL 2003 FOURTH QUARTER EARNINGS RELEASE                         PAGE 7 OF 8
-------------------------------------------------------------------------------


                            BALANCE SHEET INFORMATION

                                                        03/31/03       3/31/02

Current assets                                         $  36,504      $  34,947

Assets held for sale                                        --           64,977
                                                       ---------      ---------
Total current assets                                      36,504         99,924
Property, plant & equipment - net                          2,349          2,307
Costs in excess of net assets of acquired businesses         402            402
Other assets                                              45,868         42,113
                                                       ---------      ---------
Total assets                                           $  85,123      $ 144,746
                                                       =========      =========


Current portion of long-term debt                      $      79      $    --
Liabilities of discontinued businesses                      --           21,142
Other current liabilities                                 25,264         21,279
                                                       ---------      ---------
Total current liabilities                                 25,343         42,421
Long-term debt                                            53,487        107,564
Other liabilities                                         14,216         10,968
Redeemable common stock                                   (1,283)          --
Shareholders' deficit                                     (6,640)       (16,207)
                                                       ---------      ---------
Total liabilities and shareholders' deficit            $  85,123      $ 144,746
                                                       =========      =========


RECONCILIATION OF REPORTED INCOME FROM CONTINUING OPERATIONS TO EBITDA

                                          Three Months Ended    Twelve Months Ended
                                         03/31/03   03/31/02    03/31/03   03/31/02

Sales                                    $ 13,693   $ 12,266    $ 54,996   $ 47,786
Cost of sales                               8,294      5,546      30,426     26,900
                                         --------   --------    --------   --------
Gross profit                                5,399      6,720      24,570     20,886
                                         --------   --------    --------   --------

SG&A - operations                           2,597      2,107       9,202      8,286
Corporate office expenses                   3,123      2,650       8,403      8,521
                                         --------   --------    --------   --------
        Total SG&A                          5,720      4,757      17,605     16,807
                                         --------   --------    --------   --------

Operating income (loss)                      (321)     1,963       6,965      4,079

Add back depreciation & amortization          776        511       2,447      2,571
                                         --------   --------    --------   --------

EBITDA                                   $    455   $  2,474    $  9,412   $  6,650
                                         ========   ========    ========   ========

Operating  income (loss)                 $   (321)  $  1,963    $  6,965   $  4,079

Bank forbearance fees                        --          (46)       (764)    (2,651)
Interest expense                           (2,620)      (726)     (9,158)    (4,931)
Interest and other income, net                100      1,524         (18)     1,536
Unrealized gain on warrants                 1,958       --         1,967       --
Corporate office restructuring charge      (2,181)      --        (2,696)    (1,629)
Charges related to debt reduction          (3,735)      --        (3,735)      --
                                         --------   --------    --------   --------

Reported earnings (loss) before taxes    $ (6,799)  $  2,715    $ (7,439)  $ (3,596)
                                         ========   ========    ========   ========

TRANSTECHNOLOGY CORPORATION -MAY 5, 2003
FISCAL 2003 FOURTH QUARTER EARNINGS RELEASE                         PAGE 8 OF 8
--------------------------------------------------------------------------------


                                                Three Months Ended            Twelve Months Ended
                                              03/31/03       03/31/02       03/31/03       03/31/02

CALCULATION OF FREE CASH FLOW:

Income (loss) from continuing operations      $ (3,450)      $  1,683       $ (3,865)      $ (2,230)
Add depreciation & amortization                    776            511          2,447          2,571
Add (deduct) non-cash taxes                     (3,349)         1,032         (3,574)        (1,366)
Less non-cash loss on warrants                  (1,958)          --           (1,967)          --
Less non-cash charges related to debt
  reduction                                      2,307           --            2,307           --
Less capital spending                              (86)           (47)          (588)          (325)
                                              --------       --------       --------       --------

Free cash flow                                $ (5,760)      $  3,179       $ (5,240)      $ (1,350)
                                              ========       ========       ========       ========
Free cash flow per diluted share              $  (0.87)      $   0.51       $  (0.83)      $  (0.22)
                                              ========       ========       ========       ========


TOTAL INTEREST EXPENSE:

Continuing operations                         $  2,620       $    726       $  9,158       $  4,931
Discontinued operations                          1,046          3,584          6,287         20,141
                                              --------       --------       --------       --------
Total interest expense                        $  3,666       $  4,310       $ 15,445       $ 25,072
                                              ========       ========       ========       ========


                                      #####